THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, THE REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND IN COMPLIANCE WITH THE PURCHASE AGREEMENT (AS DEFINED HEREIN).

4303-4313 WHEELER RD SE LLC

WARRANT FOR MEMBERSHIP INTEREST

Issue Date: April 30, 2021

This Warrant (this “Warrant) is issued in connection with that certain Commercial Loan Agreement dated as of even date herewith (the “Loan Agreement”) by and among 4303-4313 WHEELER RD SE LLC, a District of Columbia limited liability company (the “Company”), and RED OAK CAPITAL FUND V, LLC, a Delaware limited liability company (the “Holder”), and the Holder is entitled to the benefit thereof. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Loan Agreement. The following is a statement of the rights of the Holder under this Warrant and the conditions to which this Warrant is subject, to which the Holder, by acceptance of this Warrant, agrees:

1. WARRANT GRANT.  FOR VALUE RECEIVED, the Company hereby certifies and agrees that upon the earlier of the Maturity Date or the date of any prepayment (a “Prepayment Date”) of the Loan, the Holder shall be entitled to purchase from the Company up to a four percent (4%) membership interest in the Company (the “Warrant Interest”) in exchange for the waiver, or partial waiver, of the payment of the Exit Fee in cash. In the event that the Fair Market Value of the Warrant Interest (as defined below) is less than the Exit Fee, or any portion of the Exit Fee, waived by the Company pursuant to any exercise hereof, the Company shall pay the difference between the amount of the Exit Fee, or portion thereof, waived in order to exercise this Warrant, and the aggregate portion of the Exit Fee that otherwise would have been due as of the date of the issuance of the Warrant Interest, or any portion thereof pursuant to exercise of this Warrant, to Holder in cash in accordance with Section 2.5 of the Loan Agreement. The Holder may exercise such right as of the Maturity Date or any Prepayment Date, in accordance with Section 3 hereof.

1.1 “Fair Market Value of the Warrant Interest” shall mean four percent (4%), as adjusted for any partial exercise of the Warrant, of the Net Property Value as of the applicable Maturity Date or Prepayment Date.

1.2 “Net Property Value” shall mean the Appraised Value of the Property less the outstanding amount of all Indebtedness of the Company as of the applicable Maturity Date or Prepayment Date, which, for the avoidance of doubt, shall include the principal balance of a loan borrowed by the Company to refinance the Loan (a “Refinance Loan”).

1.3 “Appraised Value” means the appraised value of the Property in an appraisal certified to the lender of any Refinance Loan, or, if there be no such appraisal, the appraised value of the Property as determined by a MAI certified appraiser selected by Holder in its sole discretion.

1.4 In the event that Holder selects an appraiser to perform an appraisal in accordance with Section 1.3, the Company shall bear all costs and expenses of any such appraisal. The value of the Warrant Interest shall be determined by an appraisal of the Property prepared by an appraiser licensed in the jurisdiction in which the Property is located and acceptable to Holder in its reasonable discretion. The value of the Warrant Interest shall be four percent (4%) of the appraised value of the Property reduced by the Outstanding Principal Balance.

2. DEFINITIONS.

The terms defined in this Section 2 whenever used in this Warrant shall have the respective meanings hereinafter specified. Each capitalized term not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

“Operating Agreement” means that certain Limited Liability Company Operating Agreement of the Company effective November 1, 2020 as amended, restated, supplemented or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

3. EXERCISE OF WARRANT.

3.1 Generally. No later than fifteen (15) days prior to the Maturity or any Prepayment Date, Holder may deliver a Notice of Exercise in the form attached hereto as Exhibit A, exercising this Warrant, in whole or in part, in accordance with Section 3.2; provided, however that if the Company has given Holder less than twenty (20) days notice of a voluntary prepayment of the Loan , then Holder shall have fifteen (15) days from the date of such notice to exercise this Warrant and may, in lieu of waiver of the Exit Fee, return any portion of the Exit Fee actually received in cash by the Holder on the applicable Prepayment Date as consideration for the exercise of this Warrant.

3.2 Rule 144. For purposes of Rule 144 under the Securities Act, it is intended, understood and acknowledged that the Warrant Interest issued pursuant thereto shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Interest shall be deemed to have been commenced, on the date of this Warrant to the extent permitted by law.

3.3 Amount of Exercise.

(a) Maturity Date. Upon the Maturity Date, the Holder may exercise this Warrant for the acquisition of up to the entirety of the Warrant Interest, less any amount of the Warrant Interest previously issued to the Holder pursuant to the partial exercise of this Warrant upon a partial prepayment of the Loan.

(b) Prepayment Date. Upon any Prepayment Date, the Holder may exercise this Warrant for the acquisition of up to a partial proportion of the Warrant Interest equal to the proportion of the Exit Fee payable as of any such Prepayment Date.

3.4 Capital Contribution Credit. Effective as of the date of issuance of the Warrant Interest or any portion thereof, the Holder shall be credited with a capital contribution to the Company equal to the value of the Exit Fee waived or returned as consideration for the exercise hereof.

3.5 Operating Agreement Amendment. Upon delivery of the initial Notice of Exercise delivered pursuant to this Warrant, the Company and the Holder shall mutually amend, or amend and restate, the Operating Agreement to provide for such changes as are necessary or desirable to cause such Operating Agreement to contain provisions appropriate for the governance of a multi-member limited liability company.

(a) Notwithstanding the generality of the foregoing, any such amendment or amendment and restatement of the Operating Agreement shall contain, at a minimum, provision for:

(1) Distribution of the Company’s net cash flow to the Company’s members on at least a quarterly basis within 30 days of quarter end, subject to the retention of reasonable reserves for Company expenses at the discretion of the Company’s managing member; and

(2) Reporting of Financial Statements which, at a minimum, consist of Income Statement, Balance Sheet, and Rent Roll within 30 days of quarter end; and

(3) Distributions to the Company’s members to be made not later than 90 days following the end of any calendar year in amount equal to at least such members maximum tax liability resulting from the allocation of Company net profits to its members (“Tax Distributions”); provided, that any such Tax Distributions shall be reduced, dollar-for-dollar, by amounts of Company net cash flow distributed to the members during the prior calendar year excluding Tax Distributions.

The provisions of this Section 3.5 shall be binding om the sole member of the Company and his successors and assigns, if any.

3.6 Call Agreement. Concurrently with, and effective as of the date of, the issuance of the Warrant Interest, or any portion thereof (the “Issued Interest”), pursuant to an exercise of this Warrant Agreement, the Company and Holder shall enter into a Call Agreement with respect to such Issued Interest in the form attached hereto as Exhibit B.

4. RESERVATION OF WARRANT INTEREST.  The Company will at all times from and after the date of this Warrant reserve and keep available, solely for issuance or delivery upon the exercise of this Warrant, the Warrant Interest to be issued upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights.

5. FULLY PAID; TAXES.  The Company agrees that the Warrant Interest delivered on the exercise of this Warrant and waiver or return of the applicable proportion of the Exit Fee shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, to the extent such concepts apply to the Company’s membership interests (i.e., equity interests in a limited liability company). The Company further covenants and agrees that it will pay, when due and payable, all federal and state stamp, original issue or similar taxes, if any, which are payable in respect of the issue of this Warrant and/or any Warrant Interest, or portion thereof, or certificates therefor, but excluding any federal, state or local taxes based on the income of the Holder.

6. COMPANY INFORMATION. Company will provide information reasonably requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

7. LIMITED TRANSFERABILITY. Neither this Warrant nor the Warrant Interest have been registered under the Securities Act, and may be transferred only pursuant to an effective registration thereunder or an exemption from the registration requirements of the Securities Act, and otherwise in compliance with applicable state securities laws. This Warrant may not be transferred if such transfer would require any registration or qualification under, or cause the loss of exemption from registration or qualification under, the Securities Act or any applicable state securities law with respect to the Warrant or the Warrant Interest. This Warrant and any certificated Warrant Interest shall bear an appropriate legend with respect to such restrictions on transfer. This Warrant is transferable only upon the books that the Company shall cause to be maintained for such purpose. Any assignment or transfer may be made by surrendering this Warrant to the Company together with the attached assignment form properly executed by the assignor or transferor. Upon such surrender, the Company will execute and deliver, in the case of an assignment or transfer in whole, a new warrant in the name of the assignee or transferee or, in the case of an assignment or transfer in part, a new warrant in the name of the assignee or transferee named in such instrument of assignment or transfer and a new warrant in the name of the assignor or transferor covering the portion of this Warrant not assigned or transferred to the assignee or transferee.

8. REPLACEMENT OF WARRANT. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity in form and amount reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

9. HOLDER NOT AN EQUITY OWNER. This Warrant does not confer upon the Holder any right to vote or to consent or to receive notice as an equity owner of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a member, prior to the exercise hereof.

10. NOTICES.  No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is delivered via hand delivery or mailed via FedEx overnight delivery, postage prepaid, addressed to the Company at 4303-4313 WHEELER RD SE, #B1, WASHINGTON, DC 20032.

11. HEADINGS.  The headings of this Warrant have been inserted as a matter of convenience, and shall not affect the construction hereof.

12. No Limitation on Action.  No provisions of this Warrant on its own (for the avoidance of doubt, without regard to any applicable provisions of the Purchase Agreement) and no right granted hereunder shall in any way limit, affect or abridge the exercise by the Company of any of its rights or powers to recapitalize, amend its governing documents, reorganize, consolidate or merge with or into another entity, or to transfer all or any part of its property or assets, or the exercise of any other of its rights and powers, provided that such actions do not avoid or seek to avoid the observance or performance of any of the terms of this Warrant or otherwise impair the rights of the Holder hereunder.

13. Amendments. This Warrant may be amended only with the written consent of the Company and the Holder.

14. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its principles of conflicts of laws.

15. CONSENT TO FORUM. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF THE COMPANY OR THE HOLDER, THE COMPANY CONSENTS AND AGREES THAT THE FEDERAL AND STATE COURTS OF THE STATE OF MICHIGAN, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY AND THE HOLDER PERTAINING TO, ARISING OUT OF, OR RELATING TO THIS WARRANT. THE COMPANY WAIVES ANY OBJECTION BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY COMPLYING WITH THE PROVISIONS FOR GIVING NOTICE AS SET FORTH IN THIS WARRANT. NOTHING IN THIS WARRANT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF THE HOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY THE HOLDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS WARRANT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

16. WAIVER OF JURY TRIAL. THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN THE EVENT OF ANY LITIGATION INSTITUTED IN RESPECT OF THIS WARRANT. THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO THE HOLDER’S ACCEPTING THIS WARRANT AGREEMENT AND ENTERING INTO THE OTHER OPERATIVE DOCUMENTS AND THAT THE HOLDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE COMPANY. THE COMPANY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS WARRANT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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The Company has duly executed this Warrant as of the date first set forth above.

COMPANY: 4303-4313 WHEELER RD SE LLC By: /s/Ali Razjooyan Ali Razjooyan Sole Member
The sole member of the Company executes this Warrant for the sole purpose of acknowledging the provisions of Section 3.5 hereof.
/s/Ali Razjooyan Ali Razjooyan